Exhibit 10.(jj)

RECOUPMENT POLICY

The Recoupment Policy provides a framework for the recovery of compensation delivered to any member of Executive Management whose intentional acts, or failures to act, are responsible in whole, or in part, for the material restatement of the Corporation’s publicly filed financial results due to fraud or misconduct, including gross negligence, on the part of such executive. The Policy is intended to ensure that members of Executive Management act in the best interest of the Corporation and its shareholders.

The Board of Directors, in its sole discretion, will (1) evaluate the circumstances of any material restatement of the Corporation’s financial statements and determine whether fraud or misconduct, including gross negligence, involving intentional acts, or failures to act, on the part of any member of Executive Management was responsible in whole, or in part, for the restatement; (2) determine the time period involved with, and subsequent periods affected by, any such fraud or misconduct, and (3) determine the amount of compensation that should be recouped in each case in the event such fraud or misconduct is determined to have occurred.

In the event the Board determines that recoupment of compensation is warranted, the Board may take appropriate action, including, but not limited to, the following:

(i)	for the period restated or affected by the restatement, which may include any period during which the fraud or misconduct occurred, demand repayment, or effect the cancellation, of some or all of:

(a)	any bonus, or incentive compensation, received or awarded for the period to the extent that the amount of the bonus, or incentive compensation, that would have been awarded to the member of Executive Management had the financial results been properly reported would have been lower than the amount actually awarded,

(b)	any gains realized as a result of exercising an option during, or awarded for performance during, the period,

(c)	any gains realized as a result of the vesting or payment of long-term incentives during, or awarded for performance during, the period, and/or

(d)	any equity compensation awarded during, or based upon performance for, the period, and/or

(ii)	reduce future compensation as a means to recover the amount the Board determines should be recouped.

This policy may be reviewed and revised by the Board on a periodic basis.